Gannaway Web Holdings LLC

This Management Services Agreement (“Agreement”) is entered into as of the 1st day of April, 2015, by and between Schwartz & Associates, PC, a Georgia professional corporation (the “Management Company”), Gannaway Web Holdings LLC, a New York limited liability company (the “Company”) and, for purposes of Section 4 below only, Louis Schwartz.

1.	Engagement of the Management Company; Term; and Duties.

Engagement. Subject to the terms set forth herein, the Company agrees to engage the Management Company to provide the management services described herein, specifically the provision of the services of Louis Schwartz (the “Executive”) in the position of “Chief Strategy Officer,” and the Management Company hereby accepts such engagement, effective as of the date first set forth above (the “Engagement Date”). Executive shall report to the Company’s Chief Executive Officer (“CEO”), and Executive shall serve in an executive capacity and shall perform such duties as are customary for his position and as are directed to him by the CEO. During Management Company’s engagement with the Company, Management Company will cause Executive to devote his best efforts and his full time and attention to the business of the Company, including, but not limited to the following responsibilities (as more fully described hereinbelow):

Corporate Development –

Coordination and management of the Company’s strategic process (supporting certain merger and acquisition transactions, including post transaction business integration), investments, asset sales and other divestitures;

Provide consultation services regarding Company’s strategic channel and business sales partnerships; and

Product Strategy – Provide consultation services regarding Company’s product strategy.

1.1       Term. The term of Management Company’s engagement under this Agreement will be five (5) months (the “Term”), beginning on the Engagement Date and ending on August 31, 2015.

1.2       Location. Executive’s primary office location will be at the Company’s office location in Long Island City, New York. will spend a minimum of two weeks per month in Company’s NYC office unless traveling on Company business.

1.3       Independent Contractor. For all purposes under this Agreement, Management Company shall be deemed to be an independent contractor. Neither Management Company nor Executive shall have any power or authority to bind the Company without the prior written authorization of the Company.

2.	Compensation and Benefits.

2.1       Base Compensation. Management Company shall receive for services to be rendered hereunder base compensation during the Term of $12,500 per month, paid semi-monthly (the “Base Compensation”). Tax implications will be sole responsibility of the Management Company.

2.2       Special Incentive. (a) Executive shall devote a portion of his time to manage all corporate development activities for the Company that may include discussions with prospective purchasers and/or investors that lead to any of the following events: (i) a sale of all, or part of the Company, (ii) a sale of all, or part of the Company’s assets, or (iii) an investment in the Company by an inside or outside shareholder. In the event that Executive’s involvement in any of the foregoing result in a completed transaction, Executive shall receive the following additional compensation:

Transaction Type	Transaction Originated by Executive	Transaction Originated by Third Party
Sale to Third Party of Company or Substantially All of Company’s Assets	Executive receives greater of $500,000 or 2.5% of total consideration received in transaction	Executive receives $250,000 and 2% of total amounts received in transaction in excess of $50,000,000
Sale to Existing Company Investor	Executive receives $250,000 plus 2.5% of the total Company valuation in excess of $40,000,000	Executive receives $250,000 plus 5% of the total amounts received by GEI and Gannaway Trusts in excess of $22,500,000
Third Party Investment in Company	Executive receives 2.5% of the total amount invested in Company	Executive receives 2.5% of the total amount invested in Company

The incentive payments in this Section 2.2 will apply only with respect to transactions that are completed during the Term or during the 12-month period following the end of the Term pursuant to a fully executed agreement entered during the Term, except that for transactions with third parties (other than with current investors in Company) that are originated by Executive during the Term, the incentive payments in this Section 2.3 will apply if the transaction is entered by Company during the Term or the 12-month period following the end of the Term. Executive shall receive the incentive payment on the closing date for any transaction referenced above.

(b) Executive acknowledges that Company has previously retained Pagemill Partners to solicit interest in acquisition of the Company. The Company has terminated the Pagemill agreement and the parties do not believe that Executive’s corporate development activities set forth in this Section involve any potential transactions for which a Success Fee is due to Pagemill. Notwithstanding the foregoing, in the event that Pagemill claims a Success Fee on a transaction for which an incentive fee is payable or has been paid to Executive pursuant to Section 2.2(a), then Company will use its best efforts to mitigate the amount of such claim by Pagemill. If Company is required to make payment to Pagemill, or otherwise settles a Pagemill claim, the incentive fee payable to Executive pursuant to Section 2.2(a) for such transaction will be equal to the lesser of (i) the amount otherwise payable to Executive pursuant to Section 2.2(a), or (ii) $1,800,000 minus the amount that Company is required to pay Pagemill or which Pagemill otherwise accepts in settlement of such claim. To the extent that Executive has already received an incentive fee payment under pursuant to Section 2.2(a) prior to such Pagemill claim, then Executive will refund to Company any overpayment of Executive’s transaction fee based on the applicable incentive fee as computed under this Section 2.2(b).

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2.3       Benefits. During the Term, the Executive shall be entitled to the following benefits, programs and arrangements of the Company in effect which are generally available to the executive employees of the Company, subject to and on a basis consistent with terms, conditions and overall administration of such plans, programs and arrangements.

2.3.1       Leave. During the Term, the Management Company shall be entitled to 8 days of vacation leave and 5 days of sick leave for Executive, during which time shall continue to be paid in full.

2.3.2       Business Expenses. The Company shall reimburse the Management Company, for the full amount of any hotel, travel, entertainment and other expenses necessarily incurred by the Executive in the discharge of his duties for the Company approved expenses.

2.3.3       Taxes. Management Company shall have full responsibility for applicable withholding taxes for all compensation paid to Executive, and for compliance with all applicable labor and employment requirements with respect to Management Company self-employment, sole proprietorship or other form of business organization, including state worker’s compensation insurance coverage requirements and any U.S. immigration visa requirements. Management Company agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Management Company or Executive.

3.	TERMINATION.

3.1       This Agreement may be terminated by either party at any time, but if so terminated for any of the reasons below, the appropriate provisions of subsection 3.1.2 of this Section 3 shall apply.

(a)       Mutual written agreement between the Management Company and the Company at any time;

(b)       Executive’s death;

(c)       Executive’s disability which renders Executive unable to perform the essential functions of his job even with reasonable accommodation;

(d)       For Cause. For Cause shall mean a termination by the Company because of any one of the following events:

(1)       Executive’s material breach of this Agreement;

(2)       Executive’s breach of fiduciary duty to the Company;

(3)       Executive’s fraud; or

(4)       Executive’s indictment for, conviction of, or entry of a plea of guilty or no contest to, (1) a felony, or (2) crime involving moral turpitude.

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(e)       Executive’s Resignation Without “Good Reason”. “Good Reason” shall mean (A) the Company, without Executive’s written consent, (1) reduces Executive’s total compensation by more than 10%; (2) changes Executive’s position with the Company (or its parent or subsidiary) that materially reduces Executive’s level of authority or responsibilities, (B) Executive provides written notice to the Company of any such action within thirty (30) days of the date on which such action and provides the Company with fifteen (15) days to remedy such action (the “Cure Period”), (C) the Company fails to remedy such action within the Cure Period; and (D) Executive resigns within ten (10) days of the expiration of the Cure Period.

(f)       Executive’s resignation with Good Reason; or

(g)       “Without Cause”. “Without Cause” shall mean any termination of by the Company which is not defined in subsections (a) through (f) above.

3.1.2       Company’s Post-Termination Obligations

(a)       If this Agreement terminates for any of the reasons set forth in Sections 3.1(a) through 3.1(e) above, then the Company will pay Management Company all accrued but unpaid fees, through the termination date.

(b)       If this Agreement terminates for any of the reasons set forth in Sections 3.1(f) or 3.1(g) above, then the Company will pay Management Company: (A) all accrued but unpaid fees through the termination date, and (B) separation fee equal to the balance of the months remaining under the Term.

4.       Proprietary Information Obligations. As a condition of the engagement, Executive and Management Company agree to execute and abide by a Non-Disclosure, Assignment of Developments, And Non-Solicitation Agreement (the “Confidentiality Agreement”) in reasonable form.

5.       Former Engagement. Management Company represents and warrants that its engagement by the Company will not conflict with and will not be constrained by any prior engagement or consulting agreement or relationship. Management Company further represents and warrants that it does not possess confidential information arising out of prior engagement which, in its best judgment, would be utilized in connection with its engagement by the Company. Management Company also represents and warrants that Executive does not possess confidential information arising out of any prior engagement or employment which, in its best judgment, would be utilized in connection with Management Company’s engagement by the Company, except for information Executive obtained as an executive with entities owned or controlled by the Company.

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6.       General Provisions.

6.1       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (c) five (5) calendar days after having been sent by first class, registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

6.2       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and the provision deemed invalid, illegal or unenforceable will be reformed, construed and enforced in such jurisdiction to the greatest extent possible consistent with the general intent of the parties.

6.3       Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

6.4       Complete Agreement. This Agreement and the Confidentiality Agreement, constitute the entire agreement between Management Company and the Company regarding its engagement terms and they are the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any other agreements, representations or promises, whether written or oral. Other than the engagement terms expressly reserved to the Company’s discretion herein, the terms of this Agreement cannot be modified or amended except in a written agreement approved by the Board and signed by a duly authorized officer of the Company and Management Company.

6.5       Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures shall be considered the same as original signatures.

6.6       Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof or to affect the meaning thereof.

6.7       Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Management Company and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company.

6.8       Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of New York without regard to conflicts of laws principles.

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In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

GANNAWAY WEB HOLDINGS LLC		SCHWARTZ & ASSOCIATES, PC

By:	/s/ Gary Gannaway	By:	/s/ Louis Schwartz
Name	Gary Gannaway		Louis Schwartz, Managing Partner
Title:	Chief Executive Officer

Date:	May 18, 2015	Date:	May 19, 2015

For purposes of Section 4 of this Agreement only:

/s/ Louis Schwartz
LOUIS SCHWARTZ

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